January 3, 2020
$50,000.00

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, **ELIXIR OF LIFE LLC**, a Texas limited liability company ("**Borrower**"), promises to pay to the order of **TULSA REAL ESTATE FUND, LLC**, a Georgia limited liability company, its successors and assigns ("**Lender**"), at Lender's offices located at 3355 Lenox Road, NE, Suite 750, Atlanta, Georgia 30326 or at such other places as the holder of this Promissory Note may from time to time designate, the principal sum of **Fifty Thousand Dollars ($50,000.00)**, together with interest thereon at the rate or rates hereafter specified until paid in full and any and all other sums which may be owing to the holder of this Promissory Note by Borrower pursuant to this Promissory Note. The following terms shall apply to this Promissory Note.

1. Calculation of Interest. Interest shall be calculated on the basis of a three hundred sixty (360) days per year factor applied to the actual days on which there exists an unpaid balance hereunder.

2. Interest Rate. Except as set forth in Section 8.2, interest shall accrue on the unpaid principal balance of this Promissory Note outstanding from time to time until this Promissory Note is paid in full, at a fixed rate of interest of fifteen percent (15%) per annum.

3. Repayment. Commencing on February 1, 2020 and continuing thereafter on the first day of each and every month until the Maturity Date hereof, Borrower shall pay consecutive monthly installments of interest only in the amount of $625.00 each. All unpaid principal and accrued but unpaid interest, late charges and other fees and charges, and all other amounts outstanding under this Promissory Note shall be due and payable in full on January 1, 2022 (the "**Maturity Date**").

4. Late Payment Charge. If any payment due hereunder (exclusive of all amounts due and payable on the Maturity Date, for which no grace or cure period is granted) is not received by Lender within five (5) calendar days after its due date, Borrower shall pay a late payment charge equal to five percent (5%) of the amount then due, which amount shall be immediately due and payable. The late payment charge shall be due whether or not Lender declares this Promissory Note in default or accelerates and demands immediate payment of all the sums due hereunder (including all principal and interest). The existence of the right by Lender to receive a late payment charge shall not constitute a grace period or provide any right in Borrower to make a payment other than on its due date.

5. Application of Payments. All payments made hereunder shall be applied first to late payment charges, then other sums owed to Lender, including any third-party servicing fees, next to accrued interest, and then to principal, or in such other order or proportion as Lender, in its sole discretion, may elect from time to time.

6. Exit Fee. On the date that all amounts of principal, interest and any other fee or expense owing under this Promissory Note are paid in full by Borrower, whether by voluntary or involuntary payment, acceleration, on the Maturity Date or otherwise, Borrower shall pay Lender an exit fee equal to Seven Thousand Five Hundred Dollars ($7,500).

7. Event of Default. If Borrower fails to make any payment under this Promissory Note when due (exclusive of payments due on the Maturity Date) and does not cure such breach within five (5) days thereafter; or if Borrower breaches any other covenant or representation under this Promissory Note; or if Borrower is in default under the terms of that certain Mortgage, Security Agreement and Pledge of Leases and Rents of even date herewith between Borrower and Lender against the property known as 1806 Knapp Street, Lake Charles, Louisiana 70601 (the "**Mortgage**"); or if Saran Adams or Mark Adams (individually a "**Guarantor**"), as an owner of Borrower, is

in default under either of their applicable Continuing Guaranty Agreements dated of even date herewith (collectively, the "**Guaranty**"); or if the Borrower, or any member of Borrower violates or breaches the Voting Agreement executed of even date herewith by the members of Borrower under which Lender is granted voting rights (the "**Voting Agreement**"), in Lender's sole discretion; or if Borrower is adjudicated bankrupt or insolvent, suffers a receiver to be appointed over any part of its property, has a proceeding under bankruptcy or insolvency laws filed by or against it (and, if involuntarily filed against it, such proceeding has not been dismissed within one hundred twenty (120) days after commencement), or makes a general assignment for the benefit of creditors; or if Borrower is in default of any other promissory note to which it is a party; of if Borrower is in default of any other mortgage or agreement under which any property of Borrower is pledged as collateral, including without limitation the Multiple Indebtedness Mortgage in favor of DRI Mortgage Lending; or Guarantor dies, is adjudicated bankrupt or insolvent, suffers a receiver to be appointed over any part of her property, has a proceeding under bankruptcy or insolvency laws filed by or against it (and, if involuntarily filed against it, such proceeding has not been dismissed within one hundred twenty (120) days after commencement), or makes a general assignment for the benefit of creditors; or if Borrower defaults or otherwise increases the amount of its debt (in excess of such debt on the date of this Promissory Note) under any promissory note with any lender from whom or which Borrower has borrowed money, including without limitation DRI Mortgage Lending; or if Lender otherwise in good faith deems itself or its security interests insecure, then any such event will be an "**Event of Default**". Notwithstanding anything in this Promissory Note to the contrary, Lender has no obligation to give Borrower any notice of an Event of Default to be able to exercise Lender's rights under this Promissory Note.

8. Rights upon Default. Upon an Event of Default, in addition to all other rights or remedies available to Lender under applicable law or equity, Lender shall have the following rights:

8.1 Acceleration. Lender, in its sole discretion, may declare the entire unpaid principal balance plus accrued interest and all other sums due hereunder immediately due and payable, without presentment, demand or notice of any kind, which Borrower hereby waives.

8.2 Default Interest Rate. Lender, in its sole discretion and without notice or demand, may raise the rate of interest accruing on the unpaid principal balance to eighteen percent (18%) per annum or the highest permissible rate under applicable usury law (the "**Default Rate**"), independent of whether Lender elects to accelerate the unpaid principal balance as a result of such default, unless prior to the imposition of the default rate of interest, Borrower cures such event to the satisfaction of Lender hereof. If the Default Rate is imposed by Lender, the Default Rate shall remain in effect, even though after being imposed the event authorizing the imposition thereof has been cured, until this Promissory Note is paid in full, unless the default is cured to Lender's satisfaction and Lender in writing agrees to reinstate the regular interest rate. Any individual waiver of Lender's right to impose the default rate of interest or to retain the default rate of interest after imposition thereof shall not be considered a waiver of this section or any future right of Lender to impose the default rate of interest pursuant to this Section.

8.3 Offset. The sums due Lender hereunder may not be set-off by Borrower against any obligation of Lender to Borrower.

9. Security for the Promissory Note. As security for the payment of the monies owing under this Promissory Note, Borrower has delivered or caused to be delivered to Lender the Mortgage, the Guaranty and the Voting Agreement.

10. Attorney's Fees for Preparation of Closing Documents; Expenses of Collection and Attorneys' Fees. Borrower shall pay all of Lender's attorney's fees incurred in association with this Promissory Note, the Mortgage, the Guaranty and the Voting Agreement. Should this Promissory Note be referred to an attorney for collection, whether or not judgment has been confessed or suit has been filed, Borrower shall pay all Lender's costs, fees and expenses, including reasonable attorneys' fees and out of pocket expenses incurred by Lender of this Promissory Note, resulting from such referral.

11. Waiver of Defenses. In the event any one or more holders of this Promissory Note transfer this Promissory Note for value, Borrower agrees that all subsequent holders of this Promissory Note who take for value and without actual knowledge of a claim or defense of Borrower against a prior holder shall not be subject to any claims or defenses which Borrower may have against a prior holder, all of which are waived as to the subsequent holder, and that all such subsequent holders shall have all rights of a holder in due course with respect to Borrower even though the subsequent holder may not qualify, under applicable law, absent this section, as a holder in due course. Borrower shall retain all rights and claims which Borrower may have against prior holders despite any such transfers and the waiver of defenses provided in this section as to subsequent holders.

12. Waiver of Protest and Other Rights. Borrower, and all parties to this Promissory Note, whether maker, endorser, or guarantor, waive presentment, notice of dishonor and protest. Borrower agrees that makers, endorsers, guarantors and sureties may be added or released without notice and without affecting Borrower's liability hereunder. The liability of Borrower shall not be affected by the failure of Lender to perfect or otherwise obtain or maintain the priority or validity of any security interest in any collateral. The liability of Borrower shall be absolute and unconditional and without regard to the liability of any other party hereto.

13. Manner and Method of Payment. All payments called for in this Promissory Note shall be made in lawful money of the United States of America. If made by check, draft, or other payment instrument, such check, draft, or other payment instrument shall represent immediately available funds. In Lender's discretion, any payment made by a check, draft, or other payment instrument shall not be considered to have been made until such time as the funds represented thereby have been collected by Lender. Should any payment date fall on a non-banking day, Borrower shall make the payment on the next succeeding banking day.

14. Notices. Any and all notices permitted or required to be made under this Promissory Note shall be in writing and shall be delivered by hand delivery, by courier or by certified United States mail, postage prepaid, to the other party at the address set forth below, or at such other address within the continental United States of America as may have theretofore been designated in writing. The date of receipt thereof by the other party shall be deemed to be the third (3rd) business day after mailing same via certified United States mail, postage prepaid, if the notice is mailed or upon actual delivery in the event of hand delivery or courier. For the purposes of this Promissory Note:

Address of Borrower:
Elixir of Life LLC
3714 Blarney Drive
Houston, Texas 77047
Attn: Saran Adams

Address of Lender:

Tulsa Real Estate Fund, LLC
3355 Lenox Road NE, Suite 750
Atlanta Georgia 30326
Attn: Jay Morrison

15. Assignability. This Promissory Note may be assigned by Lender or any holder, in whole or in part, at any time or from time to time upon delivery of written notice to Borrower. Borrower shall not assign any of its rights or duties hereunder without the prior written consent of Lender, which consent may be granted or withheld in Lender's sole discretion, and any purported assignment in violation of this provision will be null and void and of no effect with respect to Lender.

16. Binding Nature. This Promissory Note shall inure to the benefit of and be enforceable by Lender and Lender's successors and assigns and any other person to whom Lender or any holder may grant an interest in Borrower's obligations hereunder and shall be binding and enforceable against Borrower and Borrower's successors and assigns.

17. Time is of the Essence. Time shall be of the essence in this Promissory Note with respect to all of Borrower's obligations hereunder.

18. Invalidity of Any Part. It is the desire and intent of Lender and Borrower that the provisions of this Agreement will fully be enforced. Accordingly, if any provision of this Promissory Note will be adjudicated to be invalid or unenforceable as written, such provision will be modified to the extent necessary to be valid or enforceable. Such modification will not affect the remaining provisions of this Promissory Note. To the extent any provision of this Promissory Note found invalid or unenforceable cannot be modified to be made valid or enforceable, then the Promissory Note will be construed as if that provision was deleted, and all remaining terms and provisions will be enforceable in law or equity in accordance with their terms.

19. Choice of Law. The laws of the State of Georgia (excluding, however, conflict of law principles) shall govern and be applied to determine all issues relating to this Promissory Note and the rights and obligations of the parties hereto, including the validity, construction, interpretation, and enforceability of this Promissory Note and its various provisions and the consequences and legal effect of all transactions and events which resulted in the issuance of this Promissory Note or which occurred or were to occur as a direct or indirect result of this Promissory Note having been executed.

20. Actions against Lender. Borrower agrees that the Superior Court of Fulton County, GA, or the Federal District Court, Northern District of Georgia, Atlanta Divisions, shall be the sole and exclusive jurisdiction and venue for any action brought by Borrower against Lender which is based, directly or indirectly, on this Promissory Note or any matter in or related to this Promissory Note, including but not limited to the making of the loan evidenced hereby or the administration or collection thereof. Borrower may not file a counterclaim against Lender in a suit brought by Lender against Borrower in a state other than the State of Georgia unless under the rules of procedure of the court in which Lender brought the action the counterclaim is mandatory, and not merely permissive, and will be considered waived unless filed as a counterclaim in the action instituted by Lender.

21. Waiver of Jury Trial. Borrower (by execution of this Promissory Note) and Lender (by acceptance of this Promissory Note) agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by or against Borrower or Lender, or any successor or assign of Borrower or Lender, on or with respect to this Promissory Note or any documents executed in connection therewith, or which in any way relates, directly or indirectly, to the obligations of Borrower to Lender under this Promissory Note, or the dealings of the parties with respect thereto, shall to the extent authorized by law, be tried only by a court and not by a jury. BORROWER AND LENDER HEREBY EXPRESSLY WAIVE, IF AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING. Borrower and Lender acknowledge and agree that this provision is a specific and material aspect of the agreement between the parties and that Lender would not enter into the transaction with Borrower if this provision were not part of their agreement.

22. Remedies Cumulative. All of the rights and remedies of Lender under this Promissory Note and other documents executed in connection herewith are cumulative of each other and of any and all other rights at law or in equity, and the exercise by Lender of any one or more of such rights and remedies shall not preclude the simultaneous or later exercise by Lender of any or all such other rights and remedies. No single or partial exercise of any right or remedy shall exhaust it or preclude any other or further exercise thereof, and every right and remedy may be exercised at any time and from time to time. No failure by Lender to exercise, nor delay in exercising, any right or remedy shall operate as a waiver of such right or remedy or as a waiver of any default.

23. Integration. This Promissory Note and the other documents executed in connection therewith constitute the sole agreement of the parties with respect to the transaction contemplated hereby and supersede all oral negotiations and prior writings with respect thereto.

24. No Implied Waiver. Lender shall not be deemed to have modified or waived any of its rights or remedies hereunder unless such modification or waiver is in writing and signed by Lender, and then only to the extent specifically set forth therein. A waiver in one event shall not be construed as continuing or as a waiver of or bar to such right or remedy in a subsequent event. After the occurrence of any default or any acceleration of, or the entry of any judgment on, this Promissory Note, the acceptance by Lender of any payments by or on behalf of Borrower on account of the indebtedness evidenced by this Promissory Note shall not cure or be deemed to cure any default, waive any right or remedy available to Lender hereunder or reinstate or be deemed to reinstate the terms of this Promissory Note absent an express written agreement duly executed by Lender and Borrower. Acceptance by Lender of any payment in an amount less than the amount then due on any indebtedness shall be deemed an acceptance on account only, notwithstanding any notation on or accompanying such partial payment to the contrary.

25. No Usurious Amounts. Anything herein contained to the contrary notwithstanding, Borrower does not agree and shall not be obligated to pay interest hereunder at a rate which is in excess of the maximum rate permitted by law. If by the terms of this Promissory Note, Borrower is at any time required to pay interest at a rate in excess of such maximum rate, the rate of interest under this Promissory Note shall be deemed to be immediately reduced to such maximum legal rate and the portion of all prior interest payments in excess of such maximum legal rate shall be applied to and shall be deemed to have been payments in reduction of the outstanding principal balance. Borrower agrees that in determining whether or not any interest payable under this Promissory Note exceeds the highest rate permitted by law, any non-principal payment, including without limitation, late charges, shall be deemed to the extent permitted by law to be an expense, fee or premium rather than interest.

26. Modifications. This Promissory Note may not be supplemented, extended, modified or terminated except by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

IN WITNESS WHEREOF, Borrower has duly executed this Promissory Note under seal as of the date first above written.

ELIXIR OF LIFE LLC

By: Sarah Adams (SEAL)

Name: Sarah Adams

Title: Member

Witness: Jared L Watson

Print Name: Jared L. Watson

1175239-4